Exhibit 99.1

Polymer Group, Inc.

4055 Faber Place Dr.

Suite 201

N. Charleston, SC  29405

www.polymergroupinc.com

843-329-5151

Polymer Group, Inc. Reports Third Quarter and Nine-Month Results and Announces Planned
Refinancing of Senior Bank Facility

For Immediate Release

Monday, October 31, 2005

[North Charleston, SC] --- Polymer Group, Inc. (PGI) (OTC Bulletin Board: POLGA/POLGB) reported results from operations for the third quarter and nine-month period ended October 1, 2005.

Highlights included:

•                                            Sales were up 11.6% to $228.2 million over the third quarter of 2004 and gross profit increased 9.5% to $38.9 million.

•                                            For the first nine months, sales increased 14.0% to $708.4 million and gross profit increased 13.1% to $124.8 million, compared to the same period of the prior year.

•                                            The company reported year-to-date net income of $9.4 million.

BANK REFINANCING

Additionally, the company announced that it is pursuing the refinancing of its senior bank facility.  The company expects to lower its overall cost of debt and simplify its capital structure by replacing its senior secured and senior unsecured term loans with a new senior secured facility.  The transaction is expected to close before the end of the fourth quarter of 2005.

THIRD QUARTER RESULTS

Net sales for the third quarter of 2005 were $228.2 million, up $23.7 million or 11.6% compared to $204.6 million in the third quarter of 2004.  The company continued to experience higher year-over-year volumes in its nonwovens business, combined with the effects of improved mix and higher comparable selling prices due to increased raw material costs.  Gross profit increased $3.4 million to $38.9 million for the third quarter.  The gross profit margin for the quarter, 17.0% of sales, was slightly lower than the 17.4% margin in the third quarter of 2004, due primarily to the impact of higher raw materials accounting for a greater percent of total sales.

Operating income for the third quarter of 2005 was $12.8 million compared to $10.3 million in the third quarter of 2004.  Included in operating income in the third quarter of 2004 were charges of $2.2 million related to plant realignment, asset impairments and an arbitration settlement.  The company continued to control costs during the quarter, keeping SG&A as a percent of sales essentially flat at 11.1% in the quarter.

Polymer Group reported net income for the third quarter of $0.2 million compared to a net loss of $0.6 million the prior year and a net loss applicable to common shareholders for the quarter of $14.6 million after the accrual and payment of non-cash dividends on the company’s PIK preferred shares.  During September of 2005, all of the previously outstanding PIK preferred shares were converted into common stock of the company.

YEAR-TO-DATE RESULTS

For the nine months ended October 1, 2005, sales were $708.4 million, up $87.2 million, or 14.0%, from the same period in 2004.  The company’s year-to-date gross profit was up $14.5 million to $124.8 million compared to the prior year, representing an increase of 13.1%.

Operating income in the first nine months of 2005 was $45.3 million compared to $45.2 million for the first nine months of the previous year.  For the first nine months of 2004, the company recorded plant realignment costs and asset impairment charges of $3.2 million, a foreign currency loss of $1.4 million and recognized income of $13.1 million related to a gain from an arbitration settlement.  Operating income for the first nine months of 2005 included a foreign currency loss of $0.7 million.

Net income for the first nine months of 2005 amounted to $9.4 million compared to a net loss of $3.6 million the prior year.  After recording $28.0 million of non-cash PIK dividend accruals and payments, the company reported a loss applicable to common shareholders of $18.6 million.

Polymer Group’s chief executive officer, James L. Schaeffer, stated, “PGI continued to show year-over-year improvement in the third quarter.  As we enter the fourth quarter, results are expected to be impacted by the severity and short lead time of the raw material price increases that have followed the recent hurricanes in the U.S.; however, we still expect sound performance for the full year.

“Each division of our business is keenly focused on managing the impact of these raw material price increases, and plans are in place to try to mitigate the effects over the coming quarters,” Schaeffer explained. “Over the past two years, we have implemented a number of initiatives — such as increasing the amount of our business under contracts that include price escalators - to reduce the impact of such swings.

“PGI continues to improve its profitability despite the challenging raw materials environment, and I am extremely encouraged by our overall growth prospects.  We are focused on properly positioning ourselves to provide customers with the right product in the right location, and we are reinvesting in our business with large-scale capacity expansions in three regions to ensure we are aligned with our customers and able to grow with them,” Schaeffer concluded.

Willis (Billy) C. Moore, III, PGI’s chief financial officer, added, “While we continue to improve the fundamentals of our business, the refinancing that the company is pursuing will ensure that our cost of capital is optimized to support the growth of our business, with terms that should reflect the much stronger financial position we have achieved.”

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 21 manufacturing facilities in 10 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release.  Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: uncertainty regarding the effect or outcome of the company’s decision to explore strategic alternatives; general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; domestic and foreign competition; reliance on major customers and suppliers; and risks related to operations in foreign jurisdictions.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s 2004 Annual Report on Form 10-K.

For further information, please contact:

                Dennis Norman

                Vice President — Strategic Planning & Communication

                (843) 329-5151

                normand@pginw.com

POLYMER GROUP, INC.

Consolidated Statements of Operations (Unaudited)

Three Months Ended October 1, 2005 and
Three Months Ended October 2, 2004

(In Thousands, Except Per Share Data)

	Three Months	Three Months
	Ended	Ended
	October 1,	October 2,
	2005	2004
Net sales	$228,220	$204,554
Cost of goods sold	189,315	169,020
Gross profit	38,905	35,534
Selling, general and administrative expenses	25,431	22,561
Plant realignment costs	—	222
Asset Impairment	—	1,710
Foreign currency loss	652	429
Arbitration settlement, net	—	282
Operating income	12,822	10,330
Other expense:
Interest expense, net	8,161	7,783
Minority interests	1,025	415
Other, net	80	676
Income before income tax expense	3,556	1,456
Income tax expense	3,362	2,052
Net income (loss)	194	(596)
Accrued and paid-in-kind dividends on PIK preferred shares	14,791	1,953
Loss applicable to common shareholders	$(14,597)	$(2,549)
Average common shares outstanding	12,497	10,372
Loss per common share:
Basic	$(1.17)	$(0.25)
Diluted	$(1.17)	$(0.25)
Selected Financial Data
Depreciation and amortization expense included in operating income	$14,349	$12,591
Amortization of loan acquisition costs	$512	$486
Capital expenditures	$22,032	$4,352

POLYMER GROUP, INC.

Consolidated Statements of Operations (Unaudited)

Nine Months Ended October 1, 2005 and

Nine Months Ended October 2, 2004

(In Thousands, Except Per Share Data)

	Nine Months	Nine Months
	Ended	Ended
	October 1,	October 2,
	2005	2004
Net sales	$708,434	$621,199
Cost of goods sold	583,669	510,910
Gross profit	124,765	110,289
Selling, general and administrative expenses	78,760	73,633
Plant realignment costs	9	1,463
Asset Impairment	—	1,710
Foreign currency loss	746	1,417
Arbitration settlement, net	-	(13,112)
Operating income	45,250	45,178
Other expense (income):
Interest expense, net	24,195	32,317
Minority interests	3,013	1,522
Write-off of loan acquisition costs	-	5,022
Other, net	(685)	1,781
Income before income tax expense	18,727	4,536
Income tax expense	9,297	8,177
Net income (loss)	9,430	(3,641)
Accrued and paid-in-kind dividends on PIK preferred shares	27,999	3,224
Loss applicable to common shareholders	$(18,569)	$(6,865)
Average common shares outstanding	11,114	9,661
Loss per common share:
Basic	$(1.67)	$(0.71)
Diluted	$(1.67)	$(0.71)
Selected Financial Data
Depreciation and amortization expense included in operating income	$41,178	$38,091
Amortization of loan acquisition costs	$1,519	$1,456
Capital expenditures	$56,861	$13,206

POLYMER GROUP, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(In Thousands)

	October 1,	January 1
	2005	2005
ASSETS
Current assets
Cash and cash equivalents	$27,525	$41,296
Accounts receivable, net	123,646	113,491
Inventories	111,266	106,349
Other	33,107	37,366
Total current assets	295,544	298,502
Property, plant and equipment, net	412,809	402,603
Intangibles and loan acquisition costs, net	44,406	48,819
Other assets	6,922	4,634
Total assets	$759,681	$754,558
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$67,138	$63,773
Accrued expenses and other	39,115	36,997
Current portion of long-term debt and short-term borrowings	9,044	10,394
Total current liabilities	115,297	111,164
Long-term debt	401,329	403,560
Other noncurrent liabilities	88,739	92,787
Total liabilities	605,365	607,511
Minority interests	16,048	14,912
16% Series A convertible pay-in-kind preferred shares	—	58,286
Shareholders' equity	138,268	73,849
Total liabilities and shareholders' equity	$759,681	$754,558